Exhibit 99.1

Texas Roadhouse, Inc. Announces Second Quarter 2008 Results

LOUISVILLE, Ky (July 28, 2008) – Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 26 week periods ended June 24, 2008.

	Second Quarter			Year to Date
($000’s)	2008	2007	% Change	2008	2007	% Change

Total revenue	217,311	180,986	20	428,524	359,323	19
Income from operations	17,040	14,902	14	37,740	34,602	9
Net income	10,472	9,257	13	23,385	21,553	8
Diluted EPS	$0.14	$0.12	14	$0.31	$0.28	9

Results for the quarter:

•                  Comparable restaurant sales decreased 0.3% at company restaurants and 2.3% at franchise restaurants;

•                  10 company restaurants opened;

•                  Three restaurants were acquired from franchisees;

•                  The Company repurchased 1,094,300 shares of its Class A common stock for a total purchase price of $10.2 million; and

•                  Diluted earnings per share increased 14.0% to $0.14 from $0.12 in the prior year period.

Results year-to-date:

•                  Comparable restaurant sales decreased 0.7% at company restaurants and 2.5% at franchise restaurants;

•                  16 company restaurants opened while one company restaurant closed;

•                  Three restaurants were acquired from franchisees;

•                  The Company repurchased 1,624,200 shares of its Class A common stock for a total purchase price of $15.1 million; and

•                  Diluted earnings per share increased 9.0% to $0.31 from $0.28 in the prior year period.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “Our second quarter results were respectable, and while the overall consumer and inflationary environments have remained challenging, our operators continue to be focused on doing the right things for the long-term success of the business.  In addition, we continue to allocate our capital in a way that we believe creates long-term value for our stockholders through a combination of new restaurant development, share repurchases and franchise acquisitions.”

Stock Repurchase Authorization

On July 8, 2008, the Board of Directors approved a $50.0 million increase in the Company’s stock repurchase program. The Company’s total stock repurchase authorization is now $75.0 million. Under the stock repurchase program, the Company may repurchase outstanding shares from time to time in open market transactions until February 14, 2010, in accordance with applicable laws, rules and regulations.  The timing and the amount of any repurchases will be determined by the Company’s management under parameters established by the Board of Directors, based on its evaluation of the Company’s stock price, market conditions and other corporate considerations. The Company intends to use cash on hand and funds available under its credit facility to repurchase shares under the program.

Franchise Acquisitions

As previously announced, effective as of the first day of the Company’s second quarter of fiscal 2008, the Company acquired three franchise restaurants.  The aggregate purchase price for the restaurants, which included two in Missouri and one in Kentucky, was approximately $8.7 million.  The purchase price was paid in cash, funded through borrowings under the Company’s credit facility.  On a 12-month basis, the acquisitions are expected to add approximately $13.0 million of net revenue and approximately $0.005 per diluted share to earnings, excluding an estimated $35,000 after-tax, acquisition-related charge recorded during the second quarter of fiscal 2008.

On July 23, 2008, the Company acquired eight franchise restaurants.  The aggregate purchase price for the restaurants, all in Tennessee, was approximately $9.3 million.  The purchase price was paid in cash, funded through borrowings under the Company’s credit facility.  On a 12-month basis, the acquisitions are expected to add approximately $28.5 million of net revenue and to have no significant accretive impact, excluding an estimated $0.1 million after-tax, acquisition-related charge to be recorded during the third quarter of fiscal 2008.

Outlook for 2008

The Company reported that comparable restaurant sales for the first four weeks of the third quarter of fiscal 2008 decreased approximately 3.0% compared to the same period of the prior year.

The Company is currently estimating diluted earnings per share growth of 5 to 15% for fiscal 2008.  This includes an estimated $0.01 to $0.02 positive per share impact, or 2 to 4% of diluted earnings per share, resulting from the addition of the 53rd week in the fiscal year.  As such, the fourth quarter of fiscal 2008 will contain 14 weeks versus 13 weeks in fiscal 2007.

This estimate is based, in part, on the following assumptions:

•                  New company-owned restaurant openings of approximately 30;

•                  Comparable restaurant sales growth of negative 1.0% to flat; and

•                  Restaurant operating costs increasing 80 to 120 basis points as compared to full year 2007.

Conference Call

The Company is hosting a conference call today, July 28, 2008, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 668-1645. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (888) 203-1112, and use 2427920 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 300 restaurants system-wide in 44 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full year 2008, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening during full year 2008, the sales at these and our other company-owned and franchise restaurants, our ability to control restaurant operating costs, our ability to integrate the franchise restaurants which we have acquired, strength of consumer spending and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Scott Colosi

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 24, 2008	June 26, 2007	June 24, 2008	June 26, 2007

Revenue:
Restaurant sales	$214,787	$178,129	$423,388	$353,573
Franchise royalties and fees	2,524	2,857	5,136	5,750

Total revenue	217,311	180,986	428,524	359,323

Costs and expenses:
Restaurant operating costs:
Cost of sales	74,774	62,250	148,360	123,347
Labor	61,804	50,282	120,246	98,579
Rent	3,601	2,846	6,890	5,631
Other operating	35,346	28,774	68,596	56,667
Pre-opening	3,212	3,102	6,038	6,685
Depreciation and amortization	9,066	7,230	17,612	13,875
Impairment and closure	31	—	734	—
General and administrative	12,437	11,600	22,308	19,937

Total costs and expenses	200,271	166,084	390,784	324,721

Income from operations	17,040	14,902	37,740	34,602

Interest expense, net	720	361	1,362	597
Minority interest	279	230	540	519
Equity income from investments in unconsolidated affiliates	70	93	139	190

Income before taxes	16,111	14,404	35,977	33,676
Provision for income taxes	5,639	5,147	12,592	12,123

Net income	$10,472	$9,257	$23,385	$21,553

Net income per common share:
Basic	$0.14	$0.12	$0.31	$0.29
Diluted	$0.14	$0.12	$0.31	$0.28

Weighted average shares outstanding:
Basic	74,252	74,613	74,498	74,500
Diluted	75,996	76,912	76,220	76,879

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	June 24, 2008	June 26, 2007

Cash	$7,071	$57,791
Other current assets	21,952	17,549
Property and equipment, net	425,997	340,353
Goodwill	108,153	86,649
Intangible asset, net	9,610	4,702
Other assets	4,012	3,105

Total assets	$576,795	$510,149

Current maturities of long-term debt and obligations under capital leases	$236	$288
Other current liabilities	77,267	61,935
Long-term debt and obligations under capital leases, excluding current maturities	93,592	79,637
Other liabilities	22,433	20,393
Minority interest	3,144	1,612
Stockholders’ equity	380,123	346,284

Total liabilities and stockholders’ equity	$576,795	$510,149

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	Second Quarter		Change		Year to Date		Change
	2008	2007	vs LY		2008	2007	vs LY

Restaurant openings
Company	10	7	3		16	17	(1)
Franchise	0	2	(2)		0	2	(2)
Total	10	9	1		16	19	(3)

Restaurant acquisitions
Company	3	0	3		3	0	3
Franchise	(3)	0	(3)		(3)	0	(3)
Total	0	0	0		0	0	0

Restaurant closures
Company	0	0	0		(1)	0	(1)
Franchise	0	0	0		0	0	0
Total	0	0	0		(1)	0	(1)

Restaurants open at the end of the quarter
Company	222	180	42
Franchise	78	90	(12)
Total	300	270	30

Company-owned restaurants
Restaurant sales	$214,787	$178,129	20.6%		$423,388	$353,573	19.7%
Store weeks	2,805	2,278	23.1%		5,472	4,439	23.3%
Comparable restaurant sales growth (1)	(0.3)%	1.9%			(0.7)%	1.5%
Average unit volume (2)	$995	$1,012	(1.7)%		$2,017	$2,063	(2.2)%

Restaurant costs (as a % of restaurant sales)
Cost of sales	34.8%	34.9%	(13	)bps	35.0%	34.9%	16	bps
Labor	28.8%	28.2%	55	bps	28.4%	27.9%	52	bps
Rent	1.7%	1.6%	8	bps	1.6%	1.6%	3	bps
Other operating	16.5%	16.2%	30	bps	16.2%	16.0%	17	bps
Total	81.7%	80.9%	79	bps	81.3%	80.4%	88	bps

Franchise-owned restaurants
Franchise royalties and fees	$2,524	$2,857	(11.7)%		$5,136	$5,750	(10.7)%
Store weeks	1,014	1,151	(11.9)%		2,067	2,295	(9.9)%
Comparable restaurant sales growth (1)	(2.3)%	1.8%			(2.5)%	1.1%
Average unit volume (2)	$944	$968	(2.5)%		$1,904	$1,950	(2.4)%

Pre-opening expense	$3,212	$3,102	3.5%		$6,038	$6,685	(9.7)%

Depreciation and amortization	$9,066	$7,230	25.4%		$17,612	$13,875	26.9%
As a % of revenue	4.2%	4.0%	18	bps	4.1%	3.9%	25	bps

General and administrative expenses	$12,437	$11,600	7.2%		$22,308	$19,937	11.9%
As a % of revenue	5.7%	6.4%	(69	)bps	5.2%	5.5%	(34	)bps

(1) Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2) Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.  For comparative purposes, average unit volume for Q2 2007 and 2007 YTD were adjusted to reflect restaurant sales of the 12 acquired fr

NM - not meaningful

Amounts may not foot due to rounding.